Exhibit 99.1

Aspen Aerogels, Inc. Awarded PTT LNG Insulation Contract

Aspen to supply Cryogel®Z insulation to the PTT LNG Nong Fab LNG Receiving Terminal in Thailand

NORTHBOROUGH, Mass., April 24, 2019— Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen”) announced today that it has been awarded a new contract to supply Cryogel®Z aerogel insulation to the PTT LNG Nong Fab LNG Receiving Terminal Project in Thailand (“Nong Fab Terminal”). The contract was awarded to Aspen by SPCC Joint Venture, a joint venture between Saipem S.A. and CTCI Corporation, responsible for the engineering, procurement, construction and commissioning of the terminal. The Nong Fab Terminal will include two 250,000m3 storage tanks, a 7.5 million ton per annum regasification facility, a trestle marine jetty and an administrative facility.

Under the terms of the contract, and subject to modification by SPCC Joint Venture, Aspen has agreed to provide approximately $35 million to $40 million of Cryogel®Z for use in the construction of the Nong Fab Terminal. Aspen’s deliveries of Cryogel®Z are currently scheduled to run from the second quarter of 2019 through the fourth quarter of 2020.

Don Young, President and CEO of Aspen, commented, “We are proud to have been selected by PTT LNG to provide cutting edge thermal insulation to the Nong Fab Terminal. Cryogel®Z provides exceptional value to our LNG customers through an unmatched combination of performance advantages over alternative insulation materials. PTT LNG previously gained first-hand knowledge of the benefits of Cryogel®Z during the expansion of their Map Ta Phut LNG Receiving Terminal in 2017. Our selection as the primary insulation supplier in the construction of the Nong Fab Terminal demonstrates the strength of Aspen’s value proposition in LNG facilities.”

“The Nong Fab Terminal contract provides a strong foundation of project work in support of our previously announced 2019 outlook and objectives. We are pleased to have PTT LNG’s vote of confidence in Aspen as the insulation partner of choice for this very important project,” concluded Mr. Young.

About Aspen Aerogels, Inc.

Aspen Aerogels is the global leader in aerogel technology. The company’s mission is to enable its customers and partners to shape their own strategies around the global megatrends of resource efficiency and sustainability. Aspen’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency including options for a safe, non-combustible fire rating. The company’s strategy is to partner with world-class industry leaders to leverage its aerogel technology platform into additional markets. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its products at its East Providence, R.I. facility. For more information, please visit www.aerogel.com

Investor Relations Contact

John F. Fairbanks

Chief Financial Officer

+1 508-691-1150

jfairbanks@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things: (i) beliefs about Aspen’s supply of products to the Nong Fab LNG Receiving Project including Aspen’s ability to meet contractual obligations; (ii) beliefs about SPCC Joint Venture’s purchases and payments for products on contractually stipulated timelines; (iii) expectations about the scope and scale of the Nong Fab LNG Receiving Terminal Project; (iv) beliefs about the aggregate value and timing of Aspen’s product deliveries to SPCC Joint Venture; (v) beliefs about the performance and advantages of Cryogel®Z and its value to Aspen’s customers; (vi) beliefs about Aspen’s 2019 objectives including expectations about revenue, expenses, profitability, Adjusted EBITDA, GAAP EPS, cash balances and related variations or trends; and (vii) beliefs about current or future trends in the LNG markets and the impact of these trends on Aspen Aerogels’ business. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: any failure of Aspen’s products to meet applicable specifications and other performance, safety, technical or delivery requirements; the operational and political risks of sales in foreign countries; any unfavorable modification by SPCC Joint Venture to the size, value, timing, terms or requirements of Nong Fab Terminal contract including the exercise of cancellation provisions; the competition Aspen faces in its business; any disruption or inability to achieve expected capacity levels in any of our three production lines or the manufacturing facility in which they are located; the failure to receive all regulatory or other approvals required to maintain or expand our operations; compliance with health and safety laws and regulations; any shortages or significant increase in the cost of raw materials, utilities or any other manufacturing consumable; the failure to generate sufficient operating cash flow or to obtain significant additional capital to pursue Aspen Aerogels’ strategy; the loss of any direct customer, including distributors, contractors and OEMs; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the Securities and Exchange Commission (“SEC”) on March 8, 2019, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen does not intend to update this information unless required by law.